UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 31, 2005

Leap Wireless International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10307 Pacific Center Court, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-882-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2005, Leap Wireless International, Inc. (the "Company") appointed Albin F. Moschner as executive vice president and chief marketing officer.

In his new position, Mr. Moschner will be responsible for overseeing the Company’s overall marketing and branding of products and services, along with product development, corporate communications and public relations, customer retention and market research. He will also be responsible for overseeing and directing the Company’s business operations, including sales and distribution and customer service.

Mr. Moschner will receive a current annual base salary of $310,000, and an opportunity to earn a performance bonus. Mr. Moschner’s target performance bonus will be 65% of his base salary. The amount of any performance bonus will be based on Company and individual performance. In its employment offer letter to Mr. Moschner, Cricket Communications, Inc., a wholly owned subsidiary of the Company, agreed to reimburse Mr. Moschner for one year of temporary housing and automobile rental in San Diego, and other reasonable and customary relocation reimbursements.

In connection with his employment, the Board of Directors of the Company granted Mr. Moschner 20,000 restricted shares of the Company’s common stock and an option to purchase 127,660 shares of the Company’s common stock.

Prior to this appointment, Mr. Moschner served as interim senior vice president, marketing.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 31, 2005, the Company appointed Glenn Umetsu as executive vice president and chief technical officer. In his new position, Mr. Umetsu will be responsible for overseeing the Company’s engineering, technical operations, information technology, capital budget management and technology development departments, as well as the build out of new markets.

Prior to this appointment, Mr. Umetsu served as executive vice president and chief operating officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leap Wireless International, Inc.

February 4, 2005	By:	/s/ Robert J. Irving, Jr.

Name: Robert J. Irving, Jr.
Title: Senior Vice President and General Counsel